UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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WisdomTree, Inc.
(Name of Registrant as Specified In Its Charter)

ETFS Capital Limited Graham Tuckwell BRUCE AUST TONIA PANKOPF
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ETFS Capital Limited, together with the other participants named herein (collectively, “ETFS Capital”), has filed a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of WisdomTree, Inc., a Delaware corporation (the “Company”).

On May 1, 2023, ETFS Capital issued the following press release and open letter to stockholders of the Company:

ETFS CAPITAL COMMENTS ON WISDOMTREE’S Q1 2023 RESULTS

Revenue Growth and Operating Margins – the Key Value Drivers – Remain Extremely Disappointing

Despite AUM Increasing by $11.3B (14%), Revenue only increased by 4.7% Year Over Year (YOY), while Adjusted Operating Income declined 13% YOY and Adjusted Operating Margin Contracted by 4.3%

Appears WisdomTree has Completely Failed to Achieve Operating Leverage, Something They Claimed Is Inherent in an ETF Business

Q1 2023 Results Further Reinforce the Need for Immediate Change; Addition of our Nominees Will Add Much Needed ETF Expertise and Management Oversight to the Board

Further Information Available at www.WiseUpWT.com

NEW YORK, NY – May 1, 2023 – ETFS Capital Limited (“ETFS Capital”), the largest combined owner of common stock, $0.01 par value (the “Common Stock”), and Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”) of WisdomTree, Inc. (“WisdomTree” or the “Company”) (NYSE: WT), with aggregate ownership of approximately 10.2% of the outstanding Common Stock, which together with its Series A Preferred Stock would represent approximately 18.3% of the Company’s outstanding Common Stock on an as-converted basis, commented today on WisdomTree’s Q1 2023 earnings announced on Friday, April 28.

ETFS Capital has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) for the election of three highly qualified individuals to the Board of Directors of WisdomTree (the “Board”) at the Company’s 2023 annual meeting of stockholders (the “Annual Meeting”). Further information is available at www.WiseUpWT.com.

The full text of the letter follows:

May 1, 2023

Dear Fellow Stockholders,

As the largest stockholder in the Company, with over $180 million of our own capital invested in WisdomTree, we are deeply concerned with WisdomTree’s continued failure to make progress on key metrics that are critical for shareholder value creation – Revenue Growth and Operating Margin.

As we have communicated previously, WisdomTree’s ability to deliver for all its shareholders has been severely impacted by its distracted CEO, entrenched Board, mismanagement, and lack of focus on the core business. To be clear, we believe that WisdomTree has potential to deliver for shareholder, but not under the guidance of directors that are either long tenured and closely tied to Founder CEO, Jonathan Steinberg, or lack the needed industry and public company experience to be effective.

Last week’s disappointing results for Q1 2023, despite achieving a record $91 billion of assets under management, suggest WisdomTree’s management led by Jonathan Steinberg, lack a credible strategy to translate AUM into expected revenue and operating margins. Most importantly, it is clear that WisdomTree does not have a real plan to turn performance around.

The launch of WisdomTree Prime (“WT Prime”), which the Company expects to drive the next phase of growth, is delayed by over a year, has only 6,500 potential users on the waitlist (compared to hundreds of millions for its competitors), lacks a credible team, and is likely to remain a drag on earnings and distract management from focusing on the core ETF business. This is a classic case of taking good shareholder money and throwing it at a sub-scale business that is poorly thought out and appears to have little to no chance of success.

We encourage stockholders to consider the following facts:

1.	Failure to Translate Record AUM into Revenue Growth and Operating Margins:

Mr. Steinberg and his Board have repeatedly tried to confuse shareholders by focusing on AUM and flows instead of revenue and operating margins – the actual drivers of shareholder value. The same holds true for Q1 2023 results, when management stated:

“…the first quarter of the year was the third best quarter of net inflows in company history.”

“WisdomTree’s business has never been stronger; we’ve had ten consecutive quarters of net inflows coupled with all-time record high assets under management of over $90 billion.”

What WisdomTree deliberately fails to mention is that despite AUM hitting a record $91 billion – up 14.2% from the prior year – Revenue only rose just 4.6% whereas Adjusted Operating Income and Adjusted Operating Margins both contracted by double-digits for the same period by 12.9% and 16.7% respectively.

WisdomTree’s failure to translate AUM into revenue and operating margin is deeply concerning as management for years has acknowledged that the ETF business should have significant operating leverage:

“There is a lot of operating leverage in our business as our AUM continues to scale. Because of our business model the way our expenses are built, they will decline as a percentage of our revenues as our revenues increase, particularly around compensation, gross margins, and our other AUM variable costs. So, as AUM scales, we do expect to see increases in our operating margin.” Stated Amit Muni, WisdomTree CFO in June 2020), when AUM was just $58 billion.

Yet management has failed to achieve any such operating leverage and record gains in AUM has not rendered any meaningful growth in profitability or shareholder value creation. Even worse, management continues to obscure this failure by focusing shareholders’ attention primarily on AUM and net inflows with the hope that the basic operating failures and a lack of focus on the core business will be overlooked.

It seems clear to us that WisdomTree lacks a credible plan to grow revenue and improve margins. The current record AUM, led by inflows in low fee, highly interest-rate sensitive USFR (92% of flows in 2022 and 17% of total AUM) has only resulted in single-digit revenue growth and declining operating income and related margins. Should interest rates reverse, these easy AUM “wins” will evaporate. Considering the current uptrend rate is unlikely to continue indefinitely and more likely than not will reverse in the near term, shareholders need clarity on management’s plan to maintain current AUM levels.

	1Q2022	1Q2023	% change yoy
AUM—end of period ($ billions)	79.4	90.7	14.2%
Average AUM ($ billions)	77.8	87.5	12.5%
Average advisory fee	0.40%	0.36%	-10.0%

Operating revenues	78.4	82.0	4.7%
Adjusted Gross margin	80.2%	79.1%	-1.4%
Adjusted Operating income margin	25.7%	21.4%	-16.7%

Operating Income (adjusted, $ millions)	20.1	17.5	-12.9%
Net income (adjusted)	14.1	11.2	-20.6%
Diluted earnings per share (adjusted)	0.09	0.07	-22.2%

Source: WisdomTree Press Release

2.	Management and Long-Tenured Directors are Responsible for Shareholder Value Destruction

WisdomTree’s dismal financial performance, coupled with the failure of long-tenured directors to provide much needed oversight is largely responsible for the massive shareholder value destruction that has occurred. Since the ETF Securities acquisition in April of 2018, this Board has overseen a loss of $1.45 billion of shareholder value - including Frank Salerno and Win Neuger who are both up for election at the 2023 Annual Meeting. While management tries to spin shareholders with their focus on AUM growth, shareholder value has been eviscerated.

Source: Factset, WisdomTree SEC filings, ETFS Capital analysis

3.	WT Prime is Not the Answer for Shareholders:

WT Prime was initially supposed to launch by 2Q2022. It is now expected that launch will be in 2Q2023, one year later with total cost expected to be at least $30m by the end of 2023.1More importantly, WisdomTree has provided no roadmap or milestones to evaluate its success. According to WisdomTree’s Letter to Stockholders in December 2022, WT Prime had a waitlist of more than 6,500 potential users. This is a mere nominal number of users in comparison to WT Prime’s self-stated competitors* including Robinhood (11.4 million monthly users), Chime (13 million active users) and Revolut (27 million retail customers).

Therefore, it is not surprising that WisdomTree’s management refuses to provide any benchmarks against which it might be evaluated. Moreover, WisdomTree has actively avoided discussion on how WT Prime will actually create value for shareholders. Given the responses to analyst questions dating back to 2021, it is obvious that there is no credible plan for WT Prime.

1 Source” Earnings Call Guidance. Calculated as $11m-$12m (2022) plus 'late teens' (2023).

Analyst Questions	WisdomTree Response
Business Economics (4Q2021 Earnings): Michael J. Cyprys (Morgan Stanley): I was hoping you could elaborate a bit more on the economics [on WisdomTree Prime], how that will work.	“…we're going to learn a lot with the beta test and be able to provide more guidance on that in the future.” – William Peck
Keith Housum (Northcoast Research) Is there a payback period where you guys see where you can perhaps be profitable in this unit? Are you two or three years away from that, you think?	“I think that's a little early for us to give guidance on. We'll see how quickly it ramps.” – Jonathan Steinberg

Distribution (1Q2023 Earnings):

Michelle Foley (Morgan Stanley):

My question is about the distribution of WisdomTree Prime. How have you been trying to sell this to clients? Like, what's the approach here and what actions are you taking?

“… we're focused on lean marketing

there's actually an article in the Journal recently about a bunch of crypto investors now Googling how to buy gold. I mean, that's perfect for us…

A digital fund for floating rate notes has a great yield right now, kind of having a good user experience….

So, getting to those self-directed retail investors, kind of with those two messages as well as some others, are some areas we're going to start right now. But as I said, lean marketing. So, if we find something else working, we're going to go there as well.” – William Peck

Team (4Q2021 Earnings)

Michael J. Cyprys (Morgan Stanley):

… another follow-up there on the WisdomTree Prime and more broadly on the digital asset strategy. Can you just talk a little bit about the team that you have built out behind the digital asset strategy, how large is the team and maybe talk a little bit about the head count ambitions that you have looking out over the next year or two for that team and maybe talk a little bit about where you're recruiting this expert talent from as well?

“… I'm not sure we're giving like specific guidance on like number of people.

I think we made an announcement earlier this year when a gentleman by the name of John Davidson joined the team as a Global Head of Financial Crimes that we're in the range of 15.

We've got a great brand. A lot of people in the financial services would like to work with us, and we found that our story is resonating very well with technical and other talent in the market today.”

- William Peck

Source: WisdomTree Earnings Transcripts

We believe that WisdomTree needs a new plan, with improved execution and greatly enhanced Board oversight.

We believe WisdomTree needs to focus on achieving operational efficiency, focus on its core ETF business, and re-evaluate all capital allocation decisions including WT Prime.

We firmly believe that with the right Board in place, WisdomTree can be a best-in-class company in its industry and generate significant value for all stockholders.

It is clear to us that the Board needs true change, with real ETF expertise and directors with public board experience. It is time to remove the stranglehold CEO Jonathan Steinberg exerts on the Board through his long-tenured directors – including Frank Salerno and Win Neuger. The Board must be held accountable for destroying over $1 billion of shareholder value since 2018 and rewarding the CEO over $20 million for failed performance.

We have sought to engage with the Board in a constructive dialogue to reach a mutually agreeable resolution to avoid a proxy contest in 2023. When we engaged a few weeks ago, the Board demanded names of our nominees in order to move forward with settlement discussions. The Board has now had the identity of our nominees for almost 3 weeks and has provided no feedback or proposal for resolution. We, therefore, assume that the Company has no intention to engage. Meanwhile, the Company continues to waste shareholder money on advisors. In 1Q2023 alone, WisdomTree spent approx. $1 million defending an underperforming CEO and two directors who have served for more than a decade while overseeing over $1 billion of shareholder value destruction. The time for change is now and our director nominees are committed to acting in the best interests of all shareholders to help realize the full potential of WisdomTree.

Yours truly,

Graham Tuckwell
Executive Chairman
ETFS Capital Limited

campaign@etfscapital.com

About ETFS Capital Limited

ETFS Capital is a London-based strategic investment company focused on growth opportunities across the ETF ecosystem. As part of its investment process, ETFS Capital receives and analyses many dozens of business ideas and proposals within the ETF ecosphere each year and conducts in-depth technical and commercial due diligence on the companies where it chooses to deploy capital. Thereafter it engages in a hands-on approach, as a partner to management teams and Boards bringing its unparalleled industry-specific expertise for the benefit of those companies.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

ETFS Capital Limited, a Jersey company (“ETFS Capital”), together with the other participants in its anticipated solicitation (collectively, “ETFS”), has filed a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with the 2023 annual meeting of stockholders of WisdomTree, Inc., a Delaware corporation (the “Company”).

ETFS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be ETFS Capital, Bruce E. Aust, Tonia Pankopf and Graham Tuckwell AO.

As of the date hereof, ETFS Capital beneficially owns directly 15,250,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”) and 14,750 shares of Series A Non-Voting Convertible Preferred Stock, par value $0.01 (the “Series A Preferred Stock”). Mr. Tuckwell, as the Executive Chairman and controlling shareholder of ETFS Capital, may be deemed to beneficially own the 15,250,000 shares of Common Stock directly owned by ETFS Capital and the 14,750 shares of Series A Preferred Stock directly owned by ETFS Capital. As of the date hereof, Mr. Aust and Ms. Pankopf do not beneficially own any securities of the Company.

Investor Contact:

Martyn James

+44 (0) 207-509-0674

or

+1 347 566 8291
campaign@etfscapital.com

Media Contact:

Dan Gagnier / Riyaz Lalani

+1-646-569-5897

ETFS@gagnierfc.com